April 30, 2014

Stephen Patrick Hearn
51 Lime Street
London EC3M 7DQ

Dear Steve,

In consideration for your continued employment by Willis Limited, your Contract of Employment, dated October 16, 2012 (your “Contract of Employment”), is amended by deleting the paragraph entitled “Termination After a Change in Control” in its entirety and replacing it with the following paragraphs:
In the event of a Change in Control (as defined below) and a termination of your employment (other than by reason of your death or Disability) by the Company and its affiliates without Cause or by your voluntary resignation for Good Reason, in each case before the second anniversary of the date of such Change in Control, you shall be entitled to (a) the termination payments and benefits pursuant to paragraph (d) of the immediately preceding section of this Contract of Employment except the stated percentages at the beginning of subparagraph (d)(i) of such section shall be “200%” in place of “150%” and (b) all employment or service-based vesting requirements applicable to your outstanding stock options, restricted stock units and other equity-based awards shall be waived as of the date of your termination of employment.
Notwithstanding the foregoing, if it is reasonably determined by Willis that any payments or benefits that are to be paid or provided to you or for your benefit in connection with a change of control (within the meaning of Section 280G of the Internal Revenue Code) (the “Payments”) would be subject to the excise tax imposed under section 4999 of the Internal Revenue Code (the “Excise Tax”), then such Payments shall be reduced by the smallest amount necessary in order for no portion of the Payments to be subject to the Excise Tax; provided that, no reduction in the Payments shall be made if the After Tax Amount of the Payments payable to you without such reduction would exceed the After Tax Amount of the reduced Payments payable to you. For purposes of the foregoing, the “After Tax Amount” of your Payments shall mean the amount of the Payments that you would retain after payment of all taxes (including without limitation any federal, state or local income taxes, the Excise Tax, and employment taxes) imposed with respect to such Payments. The payment reduction shall be implemented by (i) first reducing any cash severance payments, and (ii) then reducing all other payments and benefits, in each case, with amounts having later payment dates being reduced first.
Except as set forth above, your Contract of Employment will remain in full force and effect. Please acknowledge this change to your Contract of Employment by signing and dating this letter agreement as indicated below.

Sincerely yours,

/s/ Dominic Casserley______________
Name: Dominic Casserley
Title: Chief Executive Officer

Signed and Acknowledged:

/s/ Stephen Patrick Hearn____________
Stephen Patrick Hearn
Date: